EXHIBIT 99
FOR IMMEDIATE RELEASE

TRISTATE CAPITAL’S THIRD QUARTER RESULTS INCLUDE ROBUST GROWTH ACROSS ALL THREE OF ITS BUSINESS LINES WITH STRONG CREDIT METRICS AND DEFERRAL TRENDS

-- Profitable growth highlighted by Chartwell assets under management increasing 4.3%, private banking loans primarily collateralized by marketable securities up by 9.7%, and commercial lending up by 2.8% --

PITTSBURGH, October 21, 2020 - TriState Capital Holdings, Inc. (Nasdaq: TSC) reported third quarter 2020 financial results including positive net flows of client assets into its investment management unit and double-digit growth in loans and deposits from its core private banking and commercial banking businesses, as well as strong credit quality metrics and COVID-19 deferral levels declining better than previously forecast.

The parent company of TriState Capital Bank and Chartwell Investment Partners reported third quarter of 2020 net income available to common shareholders of $7.4 million or $0.26 per diluted share, compared to $14.4 million or $0.50 in the third quarter of 2019, and $8.4 million or $0.30 in the second quarter of 2020.

“We are very proud of what our team and businesses have been able to accomplish for our clients and our shareholders in a year of extraordinary disruption,” Chairman and Chief Executive Officer James F. Getz said. “For both the quarter and the year, each of our investment management, private banking and commercial banking businesses have contributed to profitable revenue growth as we serve greater numbers of clients and financial intermediaries, while maintaining superior credit quality metrics, investing in technology and talent, and optimizing the company’s agile balance sheet as we manage liquidity and capital. With continued confidence in our ability to manage long-term credit quality, we currently expect to be able to generate meaningful net income growth in the fourth quarter and next year, as we deploy capital and continue to expand each of our businesses through 2021 and beyond.”

THIRD QUARTER 2020 HIGHLIGHTS
•Chartwell client assets under management grew 4.3% during the quarter to $9.65 billion, drawing positive net inflows of $289.0 million year to date, including $156.0 million during the third quarter.
•Private banking loans primarily collateralized by marketable securities represented 58.3% of total loans at period end, growing 32.4% from September 30, 2019 and 9.7% during the quarter.
•Commercial loans increased by 20.7% from September 30, 2019 and 2.8% during the quarter.
•Cost of funds for deposits and interest-bearing liabilities averaged 0.77%, compared to 2.27% in the same period last year and 0.87% in the linked quarter.
•Allowance for loan and lease losses (ALLL) increased by 31.9% during the quarter to $30.7 million, representing 79.1% of adverse-rated credits and 0.96% of commercial loans.
•COVID-19 deferral levels declined more than earlier forecasts for this point in time, from $431.4 million or 5.9% of total loans on July 18 to $185.9 million or 2.4% on October 20.
•Even with provision expense supporting a $7.4 million ALLL build, credit costs across the portfolio remain relatively low given the company’s private banking loan portfolio, limited commercial exposure to the industries most directly impacted by the pandemic, and focus on commercial borrower sponsorship, as well as its proven approach to managing high quality commercial credits.
•Tangible common equity (TCE) and regulatory capital ratios are expected to benefit upon closing of the company’s recently announced agreement to issue common stock at $14.44 per share, convertible preferred stock and warrants to funds managed by Stone Point Capital LLC, in order to raise $105 million to support continued execution of TriState Capital’s high-growth strategy.

Net interest income (NII) was $33.5 million in the third quarter of 2020, compared to $32.3 million in the year-ago quarter and $33.5 million in the second quarter of 2020. TriState Capital’s net interest margin (NIM) was 1.46% for the third quarter of 2020, compared to 1.94% in the third quarter of 2019 and 1.52% in the second quarter of 2020. With continued

EXHIBIT 99
double-digit annual growth in loan volumes and outstanding balances, modest NIM expansion is expected beginning in the fourth quarter of 2020.

Total non-interest income grew to $16.9 million in the third quarter of 2020, up from $14.2 million in the prior year quarter and $13.0 million in the linked quarter. Chartwell investment management fees grew to $8.1 million in the third quarter of 2020, up from $7.7 million in the linked quarter and reflecting market appreciation and positive net inflows of client assets. Investment management fees were $8.9 million in the prior year quarter.

Fees from the bank’s back-to-back, loan-level interest rate swap offering for clients totaled $4.0 million in the third quarter of 2020, compared to $4.2 million in the prior year quarter and $3.9 million in the linked quarter. Third quarter swap fees were driven by strong engagement with new and existing commercial and private bank clients.

NII and non-interest income, excluding net gains on the sale of debt securities, combined to generate total revenue of $46.6 million for the third quarter of 2020, increasing from $46.4 million in the year-ago period and $46.5 million in the linked quarter. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of its significant fee-generating businesses. Non-interest income represented 28.2% of total revenue in the third quarter of 2020 when excluding net gains on the sale of securities, compared to 30.3% from the year-ago period and 27.9% from the linked quarter.

TriState Capital recorded a $3.7 million net gain on the sale and call of debt securities in the third quarter of 2020, primarily attributed to the repositioning of a portion of the corporate bond portfolio into government agency securities to take advantage of significant market appreciation and enhance the overall credit quality of the securities portfolio. Net gain on the sale and call of debt securities was $206,000 in the year-ago period and $14,000 in the linked quarter.

To drive revenue growth and product innovation, TriState Capital continues to invest in talent, client experience, operating scale, and risk and compliance management in preparation for growing its bank to over $10 billion in assets. At the same time, the company manages fixed costs for its branchless model to support incremental operating leverage and the agility to respond to changing operating environments.

Third quarter 2020 non-interest expense totaled $31.4 million, increasing $3.7 million, or 13.2%, from $27.8 million in the year-ago period, and increasing $3.3 million, or 11.9%, from $28.1 million in the second quarter of 2020. Higher third quarter 2020 FDIC insurance premiums, which increased this year in tandem with significant growth in average deposits and enhanced liquidity, accounted for $2.0 million and $470,000 of non-interest expense growth from the year-ago and linked quarters, respectively.

TriState Capital continued to maintain a low non-interest expense to average assets ratio of 1.31% in the third quarter of 2020, compared to 1.59% in the third quarter of 2019 and 1.22% in the linked quarter.

TriState Capital Bank’s efficiency ratio for the third quarter of 2020 was 58.73%, compared to 50.70% in the third quarter of 2019 and 50.39% in the linked quarter. The efficiency ratio, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue.

Pre-tax income was $11.5 million in the third quarter of 2020, compared to $19.4 million in the third quarter of 2019 and $12.4 million in the linked quarter.

Pre-tax, pre-provision net revenue (PTPPNR) was $15.2 million in the third quarter of 2020, compared to $18.6 million in the year-ago period and $18.4 million in the linked quarter. PTPPNR, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s pre-tax profitability before giving effect to provision and securities gains and losses.

TriState Capital’s effective tax rate was 18.9% for the third quarter of 2020, compared to 15.8% in the third quarter of 2019 and 16.0% in the linked quarter. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of consolidated earnings attributed to investment management.

EXHIBIT 99

Net income available to common shareholders and earnings per share in the third quarter of 2020 is net of $2.0 million payable for the company’s quarterly cash dividends on Series A and Series B Non-Cumulative Perpetual Preferred Stock.

ORGANIC LENDING FRANCHISE GROWTH
TriState Capital’s client-engagement and distribution capabilities continued to grow both sides of its balance sheet organically, expanding the number and depth of its premier relationships with high-quality middle-market commercial customers, as well as the family offices and high-net-worth clients the bank serves through its national referral network of investment advisors and other financial intermediaries.

Average loans totaled a record $7.39 billion in the third quarter of 2020, growing 27.9% from $5.78 billion in the prior year period and 4.1% from $7.09 billion in the linked quarter. Period-end loans totaled a record $7.65 billion on September 30, 2020, growing $1.64 billion, or 27.2%, from September 30, 2019, and $483.7 million, or 6.7%, from June 30, 2020.

TriState Capital continued to fortify its position as the nation’s leading independent provider of marketable securities-backed loans for clients of independent investment advisory and other financial services firms. Private banking loans totaled a record $4.46 billion at September 30, 2020, increasing $1.09 billion, or 32.4%, from one year prior and $395.7 million, or 9.7%, from the end of the linked quarter.

The company continued to grow relationships with top-quality middle-market sponsors and businesses in the third quarter of 2020, driving originations of commercial and industrial (C&I) and commercial real estate (CRE) loans while managing credit quality within the portfolio. Commercial loans totaled $3.20 billion at September 30, 2020, increasing $547.1 million, or 20.7%, from one year prior and $88.0 million, or 2.8%, from the end of the linked quarter.

C&I loans grew to $1.14 billion at September 30, 2020, increasing $145.8 million, or 14.7%, from one year prior. C&I loans decreased $14.6 million, or 1.3%, from the end of the linked quarter, as new loan originations were offset by net paydowns on revolving credit lines.

CRE loans grew to $2.06 billion at September 30, 2020, increasing $401.4 million, or 24.2%, from one year prior and $102.6 million, or 5.2%, from the end of the linked quarter. CRE loans represented 26.8% of total period-end loans.

TriState Capital’s third quarter commercial lending activity is attributed to its regional middle-market and financial services franchise, including the continued expansion of its equipment finance and investment fund finance offerings. The bank does not offer small business lending products and did not participate in the Paycheck Protection Program.

DEPOSIT FRANCHISE EXPANSION
TriState Capital continues to support private banking and commercial loan growth with its highly responsive funding capability and the organic, strategic expansion of its deposit franchise. The bank’s national treasury management and liquidity management offerings are increasing the breadth and depth of depositor relationships with financial services businesses, high-net-worth individuals, family offices, middle market companies, professional service firms, specialized payment and transaction processors, municipalities and non-profits.

Average deposits totaled a record $8.21 billion in the third quarter of 2020, growing 37.8% from $5.95 billion in the third quarter of last year and 2.6% from $8.00 billion in the linked quarter. Period-end deposits totaled a record $8.18 billion at September 30, 2020, growing $2.09 billion, or 34.3%, from September 30, 2019, and $352.2 million, or 4.5%, from June 30, 2020.

Treasury management deposit accounts totaled $1.35 billion at September 30, 2020, increasing $294.5 million, or 28.0%, from September 30, 2019 and $225.6 million, or 20.1%, from June 30, 2020.

EXHIBIT 99
The bank’s loan-to-deposit ratio at September 30, 2020 was 93.53%, compared to 98.72% at September 30, 2019 and 91.56% at June 30, 2020.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to actively manage interest rate dynamics and profitability, while offering attractive deposit and loan pricing to clients, even as the Federal Reserve’s target Federal Funds Rate has declined dramatically since the third quarter of 2019.

Investment securities totaled a record $820.2 million at September 30, 2020, up 75.0% from September 30, 2019 and 1.0% from June 30, 2020.

Most of TriState Capital’s non-fixed rate deposits are linked to the Effective Fed Funds Rate or another benchmark, and the remaining deposits are priced at rates set with bank discretion. Total cost of funds for all deposits and interest-bearing liabilities averaged 0.77% during the third quarter of 2020, compared to 2.27% in the same period last year and 0.87% in the linked quarter. The total cost of deposits averaged 0.67% during the third quarter of 2020, compared to 2.27% in the same period last year and 0.80% in the linked quarter.

At September 30, 2020, 93% of the company’s loans were floating rate and indexed to 30-day LIBOR or the Prime Rate. TriState Capital continued to constructively use interest rate floors on existing and new variable rate loans throughout the third quarter of 2020.

The yield on total loans averaged 2.49% during the third quarter of 2020, compared to 4.23% in the prior year period and 2.69% in the linked quarter. Yields primarily resulted from the downward trends in 30-day LIBOR during the third quarter of 2020, as well as the continued growth in the proportion of the portfolio comprising private banking non-purpose margin loans secured by marketable securities, and an overall focus on relationships, variable rate pricing, and strong asset quality.

INVESTMENT MANAGEMENT
Strong investment performance across Chartwell’s active equity and fixed income strategies contributed to net inflows of $289.0 million in the first nine months of 2020, including $156.0 million during the third quarter of 2020. Chartwell currently has in excess of $200 million in commitments from institutional investors in its new business pipeline.

Chartwell’s new business and new flows from existing accounts of $461.0 million and market appreciation of $243.0 million more than offset outflows of $305.0 million in the third quarter of 2020. Chartwell’s assets under management were $9.65 billion at September 30, 2020, $9.62 billion at September 30, 2019, and $9.25 billion at June 30, 2020.

Annual run rate revenue grew 5.0% during the third quarter of 2020 to $33.6 million at September 30, 2020. Chartwell’s weighted average fee rate was 0.35% at September 30, 2020. Investment management fee revenue was $8.1 million in the third quarter of 2020, compared to $8.9 million in the third quarter of 2019 and $7.7 million in the second quarter of 2020.

Initiatives to enhance Chartwell profitability continue to be reflected in moderating segment non-interest expenses, which were $7.3 million in the third quarter of 2020, compared to $8.7 million in the third quarter of 2019 and $7.5 million in the second quarter of 2020.

ASSET QUALITY
TriState Capital maintained strong asset quality metrics in the third quarter of 2020, reflecting the company’s disciplined credit culture and the majority of its private banking non-purpose margin loans collateralized by marketable securities. Private banking loans comprised 58.3% of the total loan portfolio at September 30, 2020, while CRE and C&I comprised 26.8% and 14.9% of total loans, respectively.

EXHIBIT 99
COVID-19 deferral levels have declined more than previously forecast, from 113 loans representing $431.4 million or 5.9% of total loans on July 18 down to 48 loans representing $185.9 million or 2.4% on October 20.

TriState Capital recorded provision expense of $7.4 million in the third quarter of 2020, primarily reflecting the company’s general reserve build. The company reported provision expense of $6.0 million in the linked quarter and a credit to provision of $607,000 in the third quarter of 2019.

ALLL increased to $30.7 million at September 30, 2020, up 129.6% from $13.4 million at September 30, 2019 and 31.92% from $23.3 million at June 30, 2020. The increase primarily reflected the company’s general reserve build. ALLL represented 0.96% of commercial loans at period end, excluding private banking loans primarily collateralized by liquid, marketable securities that do not require a reserve, compared to 0.50% at September 30, 2019 and 0.75% at June 30, 2020. As a percentage of total loans, ALLL was 0.40% at September 30, 2020, 0.22% at September 30, 2019 and 0.32% at June 30, 2020.

TriState Capital’s third quarter 2020 results, including provision expense and ALLL, reflect continued application of the incurred loss method for estimating credit losses. The company continues to anticipate implementation of the current expected credit losses (CECL) accounting standard on December 31, 2020. ALLL on December 31, 2020 is currently estimated to range from $30 million to $35 million, representing 0.85% to 1.05% of commercial loans.

Non-performing assets (NPAs) were $9.5 million, or 0.10% of total assets, at September 30, 2020, compared to $4.4 million, or 0.06%, at September 30, 2019 and $9.5 million, or 0.10%, at June 30, 2020. NPLs were $6.8 million, or 0.09% of total loans, at September 30, 2020, compared to $184,000, or 0.00%, at September 30, 2019 and $6.8 million, or 0.09%, at June 30, 2020.

Total adverse-rated credits, including NPLs, were $38.8 million, or 0.51% of total loans, at September 30, 2020, compared to $26.6 million, or 0.44%, at September 30, 2019 and $33.0 million, or 0.46%, at June 30, 2020.

TriState Capital’s net charge offs were $0 in the third quarter of 2020 on total average loans of $7.39 billion. Net charge-offs were $35,000 in the year-ago quarter and $33,000 in the linked quarter.

STRONG BALANCE SHEET, HEIGHTENED LIQUIDITY AND CAPITAL EFFICIENCY
The company’s strong balance sheet included $1.43 billion in cash, equivalents and securities at September 30, 2020. Cash, equivalents, securities and private banking loans -- which are primarily collateralized by marketable securities that are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements -- represented 62.01% of total assets at the end of the third quarter of 2020.

As of September 30, 2020, estimated regulatory capital ratios for TriState Capital Holdings were 12.85% for total risk-based capital, 10.57% for tier 1 risk-based capital, 8.49% for common equity tier 1 risk-based capital, and 6.23% for tier 1 leverage. For TriState Capital Bank, the estimated capital ratios were 12.46% for total risk-based capital, 11.89% for tier 1 risk-based capital, 11.89% for common equity tier 1 risk-based capital, and 7.00% for tier 1 leverage.

The expected infusion of $105 million of growth capital from the company’s previously disclosed agreement to sell common stock, preferred stock and warrants to Stone Point will result in an increase in the company’s regulatory capital ratios and TCE ratio. If calculated as of September 30, 2020 on a pro forma basis to give effect to the expected receipt of proceeds from the private placement, TriState Capital’s TCE ratio of 4.91% would increase to 5.25%. The TCE ratio excluding private banking loans primarily collateralized by liquid, marketable securities of 9.31% on September 30, 2020 would increase to 9.87% on a pro forma basis, as well. The TCE ratio and the TCE ratio excluding private banking loans are non-GAAP metrics and are utilized to provide a greater understanding of the capital adequacy of financial services companies.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

EXHIBIT 99

The live conference call on October 22 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link https://dpregister.com/sreg/10147699/d833675036 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States or Canada, and 412-902-4194 from other international locations.

The live conference call will also be available through an audio webcast accessible at https://services.choruscall.com/links/tsc201022.html or https://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

A telephone replay of the call will be available approximately one hour after the end of the conference through October 29. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10147699.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $9.41 billion in assets as of September 30, 2020, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $9.65 billion in assets under management as of September 30, 2020, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects, the expected sale of securities to Stone Point Capital LLC and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:
•risks associated with the COVID-19 pandemic and its expected impact and duration, including effects on TriState Capital’s operations, its clients, economic conditions and the demand for its products and services;
•TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;
•deterioration of TriState Capital’s asset quality;
•TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans including litigation and other costs;
•possible additional loan and lease losses and impairment, changes in the value of collateral securing TriState Capital’s loans and leases and the collectability of loans and leases, particularly as a result of the COVID-19 pandemic and the programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions;
•possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;

EXHIBIT 99
•business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market areas, including the effects of an increase in unemployment levels, slowdowns in economic growth and changes in demand for products or services or the value of assets under management;
•TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;
•changes in management personnel;
•TriState Capital’s ability to recruit and retain key employees;
•volatility and direction of interest rates;
•risks related to the phasing out of LIBOR and changes in the manner of calculating reference rates, as well as the impact of the phase out of LIBOR and introduction of alternative reference rates on the value of loans and other financial instruments we hold that are linked to LIBOR;
•changes in accounting policies, accounting standards, or authoritative accounting guidance, including the CECL model, which may increase the level of TriState Capital’s allowance for credit losses upon adoption;
•any impairment of TriState Capital’s goodwill or other intangible assets;
•TriState Capital’s ability to develop and provide competitive products and services that appeal to its customers and target markets;
•TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;
•fluctuations in the carrying value of the assets under management held by Chartwell Investment Partners, LLC, the company’s registered investment advisor subsidiary, as well as the relative and absolute investment performance of such subsidiary’s investment products;
•operational risks associated with TriState Capital’s business, including technology and cyber-security related risks;
•increased competition in the financial services industry, particularly from regional and national institutions;
•negative perceptions or publicity with respect to any products or services offered by TriState Capital;
•adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including economic stimulus programs, and potential expenses associated with complying with such laws and regulations;
•TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;
•regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;
•changes and direction of government policy towards and intervention in the U.S. financial system;
•natural disasters and adverse weather, acts of terrorism, regional or national civil unrest, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control;
•the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory or compliance risk resulting from developments related to any of the risks discussed above; and
•other factors that are discussed in TriState Capital’s filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, tangible assets, tangible assets excluding private banking loans, tangible common equity ratio, tangible common equity ratio excluding private banking loans, total revenue, EBITDA, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar

EXHIBIT 99
measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and in the reconciliation tables accompanying this news release.

###

MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Cash and cash equivalents	$608,302	$724,942	$383,948	$608,302	$383,948
Total investment securities	820,223	812,140	468,721	820,223	468,721
Loans and leases held-for-investment	7,654,446	7,170,770	6,016,680	7,654,446	6,016,680
Allowance for loan and lease losses	(30,706)	(23,276)	(13,374)	(30,706)	(13,374)
Loans and leases held-for-investment, net	7,623,740	7,147,494	6,003,306	7,623,740	6,003,306
Goodwill and other intangibles, net	64,389	64,867	66,357	64,389	66,357
Other assets	377,136	380,398	276,117	377,136	276,117
Total assets	$9,493,790	$9,129,841	$7,198,449	$9,493,790	$7,198,449

Deposits	$8,183,713	$7,831,471	$6,094,605	$8,183,713	$6,094,605
Borrowings, net	395,439	395,552	330,000	395,439	330,000
Other liabilities	271,438	269,987	169,337	271,438	169,337
Total liabilities	8,850,590	8,497,010	6,593,942	8,850,590	6,593,942

Preferred stock	116,079	116,079	116,064	116,079	116,064
Common shareholders’ equity	527,121	516,752	488,443	527,121	488,443
Total shareholders’ equity	643,200	632,831	604,507	643,200	604,507

Total liabilities and shareholders’ equity	$9,493,790	$9,129,841	$7,198,449	$9,493,790	$7,198,449

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Interest income:
Loans and leases	$46,256	$47,377	$61,551	$152,551	$179,392
Investments	3,687	3,940	3,993	11,528	12,497
Interest-earning deposits	279	344	2,188	2,006	5,084
Total interest income	50,222	51,661	67,732	166,085	196,973

Interest expense:
Deposits	13,898	15,953	34,114	57,095	95,602
Borrowings	2,850	2,224	1,302	7,110	7,380
Total interest expense	16,748	18,177	35,416	64,205	102,982
Net interest income	33,474	33,484	32,316	101,880	93,991
Provision (credit) for loan and lease losses	7,430	6,005	(607)	16,428	(1,696)
Net interest income after provision for loan and lease losses	26,044	27,479	32,923	85,452	95,687
Non-interest income:
Investment management fees	8,095	7,738	8,902	23,471	27,580
Service charges on deposits	235	315	129	763	343
Net gain on the sale and call of debt securities	3,744	14	206	3,815	346
Swap fees	3,953	3,853	4,171	12,179	7,666
Commitment and other loan fees	381	462	464	1,262	1,251
Other income	481	615	371	1,712	2,105
Total non-interest income	16,889	12,997	14,243	43,202	39,291
Non-interest expense:
Compensation and employee benefits	18,524	16,569	18,707	52,539	52,467
Premises and equipment expense	1,488	1,515	1,420	4,389	3,866
Professional fees	1,596	1,109	1,305	4,175	3,706
FDIC insurance expense	3,030	2,560	994	7,760	3,462
General insurance expense	294	278	258	834	811
State capital shares tax	366	366	(720)	1,115	40
Travel and entertainment expense	592	279	1,339	1,735	3,214
Technology and data services	2,576	2,414	2,082	7,294	6,246
Intangible amortization expense	478	486	502	1,466	1,506
Marketing and advertising	394	686	518	1,694	1,661
Other operating expenses	2,089	1,834	1,368	5,667	5,051
Total non-interest expense	31,427	28,096	27,773	88,668	82,030
Income before tax	11,506	12,380	19,393	39,986	52,948
Income tax expense	2,177	1,979	3,059	7,362	7,359
Net income	$9,329	$10,401	$16,334	$32,624	$45,589
Preferred stock dividends	1,962	1,962	1,962	5,886	3,791
Net income available to common shareholders	$7,367	$8,439	$14,372	$26,738	$41,798

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2020	2019
Per share and share data:
Earnings per common share:
Basic	$0.26	$0.30	$0.52	$0.95	$1.50
Diluted	$0.26	$0.30	$0.50	$0.93	$1.45
Book value per common share	$17.67	$17.31	$16.67	$17.67	$16.67
Tangible book value per common share (1)	$15.51	$15.14	$14.41	$15.51	$14.41
Common shares outstanding, at end of period	29,828,143	29,851,550	29,296,970	29,828,143	29,296,970
Weighted average common shares outstanding:
Basic	28,286,250	28,223,085	27,863,767	28,230,180	27,861,515
Diluted	28,674,443	28,527,961	28,778,671	28,679,283	28,759,408

Performance ratios:
Return on average assets (2)	0.39%	0.45%	0.94%	0.49%	0.94%
Return on average common equity (2)	5.56%	6.62%	11.82%	6.90%	11.97%
Net interest margin (2) (3)	1.46%	1.52%	1.94%	1.60%	2.02%
Total revenue (1)	$46,619	$46,467	$46,353	$141,267	$132,936
Pre-tax, pre-provision net revenue (1)	$15,192	$18,371	$18,580	$52,599	$50,906
Bank efficiency ratio (1)	58.73%	50.39%	50.70%	53.66%	53.94%
Non-interest expense to average assets (2)	1.31%	1.22%	1.59%	1.33%	1.69%

Asset quality:
Non-performing loans	$6,754	$6,780	$184	$6,754	$184
Non-performing assets	$9,478	$9,504	$4,434	$9,478	$4,434
Other real estate owned	$2,724	$2,724	$4,250	$2,724	$4,250
Non-performing assets to total assets	0.10%	0.10%	0.06%	0.10%	0.06%
Non-performing loans to total loans	0.09%	0.09%	—%	0.09%	—%
Allowance for loan and lease losses to loans	0.40%	0.32%	0.22%	0.40%	0.22%
Allowance for loan and lease losses to non-performing loans	454.63%	343.30%	7,268.48%	454.63%	7,268.48%
Net charge-offs (recoveries)	$—	$33	$35	$(170)	$(1,862)
Net charge-offs (recoveries) to average total loans (2)	—%	—%	—%	—%	(0.05)%

Capital ratios: (4)
Tier 1 leverage ratio	6.23%	6.30%	7.91%	6.23%	7.91%
Common equity tier 1 risk-based capital ratio	8.49%	8.54%	9.58%	8.49%	9.58%
Tier 1 risk-based capital ratio	10.57%	10.68%	12.15%	10.57%	12.15%
Total risk-based capital ratio	12.85%	12.89%	12.40%	12.85%	12.40%
Bank tier 1 leverage ratio	7.00%	7.11%	7.20%	7.00%	7.20%
Bank common equity tier 1 risk-based capital ratio	11.89%	12.07%	11.07%	11.89%	11.07%
Bank tier 1 risk based capital ratio	11.89%	12.07%	11.07%	11.89%	11.07%
Bank total risk-based capital ratio	12.46%	12.52%	11.38%	12.46%	11.38%

Investment Management Segment:
Assets under management	$9,653,000	$9,254,000	$9,615,000	$9,653,000	$9,615,000
EBITDA (1)	$1,551	$1,031	$932	$3,799	$5,110

(1)    These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.
(2)    Ratios are annualized.
(3)    Net interest margin is calculated on a fully taxable equivalent basis.
(4)    Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$866,502	$278	0.13%	$1,098,510	$342	0.13%	$388,274	$2,144	2.19%
Federal funds sold	9,071	2	0.09%	7,883	1	0.05%	8,424	44	2.07%
Debt securities available-for-sale	561,378	1,804	1.28%	329,015	2,026	2.48%	262,665	2,085	3.15%
Debt securities held-to-maturity	262,128	1,701	2.58%	292,898	1,616	2.22%	174,331	1,537	3.50%
Equity securities	—	—	—%	—	—	—%	4,720	12	1.01%
FHLB stock	13,284	196	5.87%	13,269	305	9.24%	10,585	382	14.32%
Total loans and leases	7,386,265	46,256	2.49%	7,094,744	47,377	2.69%	5,776,652	61,552	4.23%
Total interest-earning assets	9,098,628	50,237	2.20%	8,836,319	51,667	2.35%	6,625,651	67,756	4.06%
Other assets	420,887			408,950			288,216
Total assets	$9,519,515			$9,245,269			$6,913,867

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$2,866,303	$3,280	0.46%	$2,327,513	$2,719	0.47%	$1,116,624	$5,795	2.06%
Money market deposit accounts	3,811,100	6,944	0.72%	3,862,068	7,377	0.77%	3,106,186	18,870	2.41%
Certificates of deposit	1,121,824	3,674	1.30%	1,389,984	5,857	1.69%	1,462,521	9,449	2.56%
Borrowings:
FHLB borrowings	300,000	1,392	1.85%	300,000	1,284	1.72%	224,130	1,302	2.30%
Line of credit borrowings	—	—	—%	22,747	260	4.60%	—	—	—%
Subordinated notes payable, net	95,601	1,458	6.07%	44,417	680	6.16%	—	—	—%
Total interest-bearing liabilities	8,194,828	16,748	0.81%	7,946,729	18,177	0.92%	5,909,461	35,416	2.38%
Noninterest-bearing deposits	407,079			417,732			268,013
Other liabilities	274,480			252,303			137,934
Shareholders’ equity	643,128			628,505			598,459
Total liabilities and shareholders’ equity	$9,519,515			$9,245,269			$6,913,867

Net interest income (1)		$33,489			$33,490			$32,340
Net interest spread (1)			1.39%			1.43%			1.68%
Net interest margin (1)			1.46%			1.52%			1.94%

(1)Calculated on a fully taxable equivalent basis.
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	Nine Months Ended September 30,
	2020			2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$809,978	$1,983	0.33%	$282,828	$4,942	2.34%
Federal funds sold	8,022	23	0.38%	9,412	142	2.02%
Debt securities available-for-sale	391,377	5,874	2.00%	249,490	6,125	3.28%
Debt securities held-to-maturity	252,296	4,805	2.54%	189,083	5,267	3.72%
Debt securities trading	76	1	1.76%	—	—	—%
Equity securities	—	—	—%	8,363	112	1.79%
FHLB stock	15,569	899	7.71%	17,069	1,072	8.40%
Total loans and leases	7,052,457	152,551	2.89%	5,474,522	179,392	4.38%
Total interest-earning assets	8,529,775	166,136	2.60%	6,230,767	197,052	4.23%
Other assets	380,908			266,059
Total assets	$8,910,683			$6,496,826

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$2,224,827	$11,213	0.67%	$927,198	$15,303	2.21%
Money market deposit accounts	3,740,968	28,975	1.03%	2,883,009	53,608	2.49%
Certificates of deposit	1,297,637	16,907	1.74%	1,375,324	26,691	2.59%
Borrowings:
FHLB borrowings	340,493	4,711	1.85%	370,550	6,222	2.24%
Line of credit borrowings	8,047	261	4.33%	1,650	68	5.51%
Subordinated notes payable, net	46,851	2,138	6.10%	23,178	1,090	6.29%
Total interest-bearing liabilities	7,658,823	64,205	1.12%	5,580,909	102,982	2.47%
Noninterest-bearing deposits	391,689			262,056
Other liabilities	226,838			113,331
Shareholders’ equity	633,333			540,530
Total liabilities and shareholders’ equity	$8,910,683			$6,496,826

Net interest income (1)		$101,931			$94,070
Net interest spread (1)			1.48%			1.76%
Net interest margin (1)			1.60%			2.02%

(1)Calculated on a fully taxable equivalent basis.
(2)Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	September 30, 2020		June 30, 2020		September 30, 2019
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$4,458,767	58.3%	$4,063,116	56.6%	$3,368,142	56.0%
Middle-market banking loans:
Commercial and industrial	1,138,288	14.9%	1,152,880	16.1%	992,508	16.5%
Commercial real estate	2,057,391	26.8%	1,954,774	27.3%	1,656,030	27.5%
Total middle-market banking loans	3,195,679	41.7%	3,107,654	43.4%	2,648,538	44.0%
Loans and leases held-for-investment	$7,654,446	100.0%	$7,170,770	100.0%	$6,016,680	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$50,222	$—	$—	$50,222	$67,720	$—	$12	$67,732
Interest expense	15,297	—	1,451	16,748	35,455	—	(39)	35,416
Net interest income (loss)	34,925	—	(1,451)	33,474	32,265	—	51	32,316
Provision (credit) for loan and lease losses	7,430	—	—	7,430	(607)	—	—	(607)
Net interest income (loss) after provision for loan and lease losses	27,495	—	(1,451)	26,044	32,872	—	51	32,923
Non-interest income:
Investment management fees	—	8,293	(198)	8,095	—	9,016	(114)	8,902
Net gain on the sale and call of debt securities	3,744	—	—	3,744	206	—	—	206
Other non-interest income	5,027	23	—	5,050	5,113	(9)	31	5,135
Total non-interest income (loss)	8,771	8,316	(198)	16,889	5,319	9,007	(83)	14,243
Non-interest expense:
Intangible amortization expense	—	478	—	478	—	502	—	502
Other non-interest expense	23,462	6,868	619	30,949	18,949	8,186	136	27,271
Total non-interest expense	23,462	7,346	619	31,427	18,949	8,688	136	27,773
Income (loss) before tax	12,804	970	(2,268)	11,506	19,242	319	(168)	19,393
Income tax expense (benefit)	2,357	251	(431)	2,177	3,142	3	(86)	3,059
Net income (loss)	$10,447	$719	$(1,837)	$9,329	$16,100	$316	$(82)	$16,334

EXHIBIT 99

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$166,085	$—	$—	$166,085	$196,862	$—	$111	$196,973
Interest expense	61,844	—	2,361	64,205	101,891	—	1,091	102,982
Net interest income (loss)	104,241	—	(2,361)	101,880	94,971	—	(980)	93,991
Provision (credit) for loan and lease losses	16,428	—	—	16,428	(1,696)	—	—	(1,696)
Net interest income (loss) after provision for loan and lease losses	87,813	—	(2,361)	85,452	96,667	—	(980)	95,687
Non-interest income:
Investment management fees	—	23,955	(484)	23,471	—	27,912	(332)	27,580
Net gain on the sale and call of debt securities	3,815	—	—	3,815	346	—	—	346
Other non-interest income	15,893	23	—	15,916	10,467	17	881	11,365
Total non-interest income (loss)	19,708	23,978	(484)	43,202	10,813	27,929	549	39,291
Non-interest expense:
Intangible amortization expense	—	1,466	—	1,466	—	1,506	—	1,506
Other non-interest expense	64,462	20,498	2,242	87,202	56,872	23,174	478	80,524
Total non-interest expense	64,462	21,964	2,242	88,668	56,872	24,680	478	82,030
Income (loss) before tax	43,059	2,014	(5,087)	39,986	50,608	3,249	(909)	52,948
Income tax expense (benefit)	7,878	381	(897)	7,362	6,825	830	(296)	7,359
Net income (loss)	$35,181	$1,633	$(4,190)	$32,624	$43,783	$2,419	$(613)	$45,589

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “tangible assets,” “tangible assets excluding private banking loans,” tangible common equity ratio,” “tangible common equity ratio excluding private banking loans,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” These non-GAAP financial measures are supplemental measures that we believe provide management and our investors with a more detailed understanding of our performance, although these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures in accordance with GAAP. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our Company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“Tangible assets” is defined as total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets.

“Tangible assets excluding private banking loans” is defined as total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets and private banking loans.

“Tangible common equity ratio” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets.

“Tangible common equity ratio excluding private banking loans” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets and private banking loans.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and total non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

Pre-tax, pre-provision net revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities and total non-interest expense. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2019
Tangible common equity and tangible book value per common share:
Common shareholders’ equity	$527,121	$516,752	$488,443
Less: goodwill and intangible assets	64,389	64,867	66,357
Tangible common equity (numerator)	$462,732	$451,885	$422,086
Common shares outstanding (denominator)	29,828,143	29,851,550	29,296,970
Tangible book value per common share	$15.51	$15.14	$14.41

(Dollars in thousands)	September 30, 2020	June 30, 2020	December 31, 2019
Tangible common equity ratio excluding private banking channel loans:
Common shareholders' equity	$527,121	$516,752	$505,202
Less: goodwill and intangible assets	64,389	64,867	65,854
Tangible common equity (numerator)	$462,732	$451,885	$439,348
Total assets	9,493,790	9,129,841	7,765,810
Less: goodwill and intangible assets	64,389	64,867	65,854
Tangible assets	$9,429,401	$9,064,974	$7,699,956
Tangible common equity ratio	4.91%	4.98%	5.71%
Less: private banking loans	4,458,767	4,063,116	3,695,402
Tangible assets excluding private banking loans (denominator)	$4,970,634	$5,001,858	$4,004,554
Tangible common equity ratio excluding private banking loans	9.31%	9.03%	10.97%

TRISTATE CAPITAL HOLDINGS, INC.
PRO FORMA BASIS - NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	September 30, 2020
(Dollars in thousands)	Actual	Adjustments	Pro Forma Basis
Tangible common equity ratio excluding private banking channel loans:
Common shareholders' equity	$527,121	$37,800	$564,921
Less: goodwill and intangible assets	64,389		64,389
Tangible common equity (numerator)	$462,732	$37,800	$500,532
Total assets	9,493,790	99,300	9,593,090
Less: goodwill and intangible assets	64,389		64,389
Tangible assets	$9,429,401	$99,300	$9,528,701
Tangible common equity ratio	4.91%		5.25%
Less: private banking loans	$4,458,767		$4,458,767
Tangible assets excluding private banking loans (denominator)	$4,970,634	$99,300	$5,069,934
Tangible common equity ratio excluding private banking loans	9.31%		9.87%

EXHIBIT 99
INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Investment Management EBITDA:
Net income	$719	$336	$316	$1,633	$2,419
Interest expense	—	—	—	—	—
Income tax expense	251	102	3	381	830
Depreciation expense	103	107	111	319	355
Intangible amortization expense	478	486	502	1,466	1,506
EBITDA	$1,551	$1,031	$932	$3,799	$5,110

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$33,474	$33,484	$32,316	$101,880	$93,991
Total non-interest income	16,889	12,997	14,243	43,202	39,291
Less: net gain on the sale and call of debt securities	3,744	14	206	3,815	346
Total revenue	$46,619	$46,467	$46,353	$141,267	$132,936
Less: total non-interest expense	31,427	28,096	27,773	88,668	82,030
Pre-tax, pre-provision net revenue	$15,192	$18,371	$18,580	$52,599	$50,906

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Bank total revenue:
Net interest income	$34,925	$34,410	$32,265	$104,241	$94,971
Total non-interest income	8,771	5,229	5,319	19,708	10,813
Less: net gain on the sale and call of debt securities	3,744	14	206	3,815	346
Bank total revenue	$39,952	$39,625	$37,378	$120,134	$105,438

Bank efficiency ratio:
Total non-interest expense (numerator)	$23,462	$19,967	$18,949	$64,462	$56,872
Bank total revenue (denominator)	$39,952	$39,625	$37,378	$120,134	$105,438
Bank efficiency ratio	58.73%	50.39%	50.70%	53.66%	53.94%